United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 25, 2004
(Date of earliest event reported)

Applied Signal Technology, Inc. (Exact name of registrant as specified in its charter)
California (State or other jurisdiction of incorporation or organization)	0-21236 (Commission file number)	77-0015491 (I.R.S. Employer Identification No.)
400 West California Ave., Sunnyvale, CA 94086 (Address of principal executive offices)
(408) 749-1888 (Registrant’s telephone number, including area code)

Item 7: Financial Statements and Exhibits

(c) Exhibits

99.1	Press Release issued by Applied Signal Technology, Inc. on May 25, 2004
99.2	Transcript of conference call held on May 25, 2004

Item 12: Disclosure of Results of Operations and Financial Condition

The information being furnished in this Item 12 and in Exhibit 99.1 shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or incorporated by reference in any filing under the Securities Act of 1933, as amended or the Exchange Act except as shall be expressly set forth by specific reference in such filing.

On May 25, 2004, Applied Signal Technology, Inc. issued a press release regarding its financial results for the second quarter of fiscal year 2004 ended April 30, 2004. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein. On May 25, 2004, Applied Signal Technology, Inc. hosted a conference call with investors and others to discuss the financial results for the second quarter of fiscal year 2004. A copy of the transcript of the registrant's conference call on May 25, 2004 is attached as Exhibit 99.2 and incorporated by reference herein.

Signatures

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereinto duly authorized

Applied Signal Technology, Inc. (Registrant)
Date: May 27, 2004	/s/ Gary L. Yancey Gary L. Yancey, President, Chief Executive Officer, and Chairman of the Board

Exhibit Index

Exhibit Number
99.1	Press Release issued by Applied Signal Technology, Inc. on May 25, 2004
99.2	Transcript of conference call held on May 25, 2004

Exhibit 99.1
Press Release issued by Applied Signal Technology, Inc. on May 25, 2004

Press Release

For Immediate Release
Contact:
James Doyle
Chief Financial Officer
or
Alice Delgado
Investor Relations
(408) 749-1888

APPLIED SIGNAL TECHNOLOGY, INC.
ANNOUNCES SECOND QUARTER OPERATING RESULTS

Sunnyvale, CA. May 25, 2004 - Applied Signal Technology, Inc. (NASDAQ - APSG) announced its operating results for the second quarter of fiscal year 2004 ended April 30, 2004.

Revenues for the second quarter of fiscal year 2004 were $36,811,000 representing a 67% increase compared with revenues of $22,081,000 recorded during the second quarter of fiscal year 2003. Revenues for the first six months of fiscal year 2004 were $65,105,000 up 62% from revenues of $40,259,000 recorded during the first six months of fiscal year 2003. It is our belief that the increase in revenues recorded during the second quarter and the first six months of fiscal year 2004, when compared to the same periods of fiscal year 2003, is due to an emphasis by the U.S. Government on intelligence to support the war against terrorism.

Operating income for the second quarter of fiscal year 2004 was $4,712,000 representing an 87% increase when compared with operating income of $2,520,000 recorded during the second quarter of fiscal year 2003. The operating income for the first six months of fiscal year 2004 was $7,888,000 representing a 75% increase when compared with operating income of $4,520,000 recorded during the first six months of fiscal year 2003. The increase in operating income is due, in part, to a growth in revenues and, in part, to an increase in program profitability at the completion of certain production programs.

Net income for the second quarter of fiscal year 2004 was $3,937,000 or $0.34 per diluted share, an increase of 77% when compared to the second quarter of fiscal year 2003 net income of $2,227,000 or $0.21 per diluted share. Net income for the first six months of fiscal year 2004 was $6,093,000 or $0.53 per diluted share, an increase of 52% when compared to net income of $4,012,000 or $0.38 per diluted share for the first six months of fiscal year 2003. Net income did not grow proportionately with operating income during the first six months of fiscal year 2004 when compared to the same period of fiscal year 2003 because our tax rate increased significantly.

During the second quarter of fiscal year 2004, we determined that the valuation allowance against our deferred tax assets was no longer required. We made this determination in accordance with the measurement criteria outlined in FAS 109, Accounting for Income Taxes. This resulted in a credit to our tax provision that lowered our tax rate for the second quarter of fiscal year 2004 to 18.8%. We estimate that our tax rate for each of the two remaining quarters of fiscal year 2004 could be 35% or greater, resulting in an annual tax rate in the range of 30% to 35%.

New orders received during the second quarter of fiscal year 2004 were $28,636,000, up 47% compared to new orders received during the second quarter of fiscal year 2003 of $19,479,000. Order levels for the first six months of fiscal year 2004 were $93,185,000, up 196% when compared to the $31,523,000 reported for the same period of fiscal year 2003. We believe the increase in new orders during the second quarter of fiscal year 2004, when compared to the second quarter of fiscal year 2003, is also due to the U.S. Government's emphasis on intelligence. The significant increase in new orders for the first six months of fiscal year 2004 when compared to the same period of fiscal year 2003 is primarily due to a major modification of our largest single contract.

Regarding the second quarter operating results, Mr. Gary Yancey, President and Chief Executive Officer of the Company, commented, “I am very pleased that we have been able to satisfy our increased commitments created by the large increase in order flow. The greatest challenge has been to meet the hiring requirements. We are finding an adequate number of technically qualified people that we believe will obtain, or in some cases currently hold, security clearances, and have been able to structure our programs to enable new employees to work on tasks not requiring security clearance. This has allowed us to keep up with the challenge offered by this rapid growth.”

Mr. Yancey went on to say, “I believe the U.S. Government will continue to emphasize the importance of intelligence and therefore, they will continue to invest in this area. We are a recognized major asset to the intelligence community and as such, I believe we will continue to face the challenges offered by rapid growth.”

Attached to this news release are unaudited condensed statements of operations and balance sheets.

The Company will host a conference call on Tuesday, May 25, 2004 to discuss second quarter results. If you wish to participate in the conference call, please dial 1-877-407-8035 for domestic callers or 1-201-689-8035 for international callers on May 25, 2004 at 5:00 p.m. EST/2:00 p.m. PST. There is no pass code required. This call may be listened to over PrecisionIR’s Investor Distribution Network, located at www.vcall.com. A rebroadcast of the call will be available upon its completion and will remain available for a limited time.

Applied Signal Technology, Inc. designs, develops, manufactures and markets advanced digital signal processing equipment to collect and process a wide range of telecommunications signals for signal reconnaissance applications. For additional Company-related information, visit the Company’s website at www.appsig.com.

Except for historical information contained herein, matters discussed in this news release may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. Forward-looking statements discussed in this release include statements as to the Company’s continued growth throughout the year and into the foreseeable future; the future spending by the U.S. Government on intelligence gathering; the Company's ability to hire qualified personnel and such personnel's ability to obtain security clearances; the Company’s plans for the future, including the steps it may take and the programs it will emphasize; the Company's beliefs concerning marketplace opportunities for its products and services; and beliefs concerning contractual opportunities for orders. The risks and uncertainties associated with these statements include whether orders will be issued by procurers, including the U. S. Government; the timing of any orders placed by procurers; whether the Company will be successful in obtaining contracts for these orders if they are forthcoming; whether any contracts obtained by the Company will be profitable and whether any such contracts might be terminated prior to completion; whether the Company will be able to hire additional qualified staff as needed; the ability to successfully enter new marketplaces; the Company's ability to maintain profitability; and other risks detailed from time to time in the Company's SEC reports including its latest Form 10-K filed for the fiscal year ended October 31, 2003. The Company assumes no obligation to update the information provided in this news release.

APPLIED SIGNAL TECHNOLOGY, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME FOR THE PERIODS ENDING APRIL 30, 2004 AND MAY 2, 2003 (Unaudited) (In thousands except per share data)
	Three Months Ended		Six Months Ended
	April 30, 2004 -----------	May 2, 2003 -----------	April 30, 2004 -----------	May 2, 2003 -----------
Revenues from contracts	$ 36,811	$ 22,081	$ 65,105	$ 40,259
Operating expenses:
Contract costs	24,146	13,856	42,446	25 412
Research and development	3,419	1,900	5,556	3,601
General and administrative	4,534 --------	3,805 --------	9,215 --------	6,726 --------
Total operating expenses	32,099 --------	19,561 --------	57,217 --------	35,739 --------
Operating income	4,712	2,520	7,888	4,520
Interest income/(expense), net	137 --------	100 --------	278 --------	200 --------
Income before provision for income taxes	4,849	2,620	8,166	4,720
Provision for income taxes	912 --------	393 --------	2,073 --------	708 --------
Net income	$ 3,937 ========	$ 2,227 ========	$ 6,093 ========	$ 4,012 ========
Net income per share - basic	$ 0.36	$ 0.22	$ 0.56	$ 0.39
Average shares - basic	10,990	10,062	10,922	10,262
Net income per share - diluted	$ 0.34	$ 0.21	$ 0.53	$ 0.38
Average shares - diluted	11,565	10,400	11,500	10,527

APPLIED SIGNAL TECHNOLOGY, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)
	April 30, 2004 ----------- (unaudited)	October 31, 2003 -----------
ASSETS
Current assets:
Cash and cash equivalents	$26,881	$5,372
Short term investments	21,139	34,747
Accounts receivable	30,807	26,562
Inventory	5,869	6,875
Prepaids and other current assets	3,606 --------	3,545 --------
Total current assets	88,302	77,101
Property and equipment, at cost	60,895	59,138
Accumulated depreciation and amortization	(48,961) --------	(46,897) --------
Net property and equipment	11,934	12,241
Other assets	1,950 --------	605 --------
Total assets	$102,186 ========	$89,947 ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable, accrued payroll and benefits	$13,566	$10,579
Other accrued liabilities	3,440	2,833
Income taxes payable	2,715 --------	134 --------
Total current liabilities	19,721	13,546
Other liabilities	275	183
Shareholders' equity	82,190 --------	76,218 --------
Total liabilities and shareholders' equity	$102,186 ========	$89,947 ========

Exhibit 99.2
Transcript of conference call held on May 25, 2004

CALLSTREET EVENT PAGE

http://www.callstreet.com/call_schedule.asp?eventid=21262

The CallStreet event page contains CallStreet Transcripts, CallStreet Reports® and supplemental information including a link to the company's press release associated with this call.

PARTICIPANTS

Gary L. Yancey – Chairman, President, CEO
James Doyle – CFO

MANAGEMENT DISCUSSION SECTION

Gary Yancey, President and CEO

  Thank you Kelly and welcome everyone for the conference call
  We will follow the format that we typically do
  So I’ll then turn it over to Jim

James Doyle, CFO

  Thanks, Gary
  Good afternoon, everyone

2004 Q2/Half-Year Revenue Results

  As you can see from our press release we are very pleased with our second quarter results

Revenues

  Revenues for Q2 this FY were approximately 36.8mm, representing a 67% increase from revenues of 22.1mm recorded during Q2 FY2003
  Revenues for the first six months of FY2004 were 65.1mm, up 62% from revenues of 40.3mm recorded during the first six months of FY2003

Operating Income

  Operating income for Q2 and first six months of FY2004 grew nicely with the revenue growth
  Operating income for Q2 FY2004 was 4.7mm, representing an 87% increase in operating income when compared to 2.5mm recorded during Q2 FY2003
  Operating income for the first six months of FY2004 was approximately 7.9mm, representing a 75% increase when compared to 4.5mm recorded during the same period in FY2003
  Our significant improvement in operating income was due:
    In part to our growth in revenues
    And in part to an increase in program profitability at the completion of certain production programs

Interest Income

  The increase in interest income for the first six months of FY2004 is due primarily to higher cash and short-term investment balances when compared to the same period in FY2003

Taxes

  The effective tax rate for Q2 FY2004 is 18.8%
  During Q2 FY2004, we determined that the valuation allowance against our deferred tax assets was no longer required
    This produced a reduction of $803,000 in our taxes
    We made this determination in accordance with the measurement criteria outlined by FAS 109, Accounting for Income Taxes
  We believe our tax rate for each of the two remaining quarters of FY2004 could be 35% or greater, resulting in an annual tax rate in the range of 30% to 35%

Net Income

  This activity resulted in 3.9mm of net income for Q2 FY2004, representing a 77% increase when compared to the 2.2mm in net income recorded during Q2 FY2003
  Net income for the first six months of 2004 was 6.1mm, representing a 52% increase when compared to the 4mm in net income recorded during the first six months of FY2003
  The company booked 28.6mm in new orders during Q2 FY2004 compared to 19.5mm during Q2 FY2003, representing a 47% increase
    We believe this increase is also due to the U.S. government’s emphasizes on intelligence

New Orders

  New orders for the first six months of FY2004 were 93.2mm compared to 31.5mm in new orders received during the first six months of FY2003
  The YTD bookings include a major modification to the company’s largest single contract
  We continue to believe that there is renewed interest in signal intelligence by the U.S. government to respond to the threat of terrorist activities in the war against terrorism
    We also believe that our company is well positioned to benefit from the spending that might result

Balance Sheet Items

  Let me turn your attention briefly to the balance sheet
  As you can see, it continues to improve and it remains strong

Cash and Short-Term Investments

  Cash and short-term investments continued to improve during Q2 and increased about 8mm for a total combined balance of approximately 48mm
    That’s an 8mm increase from the end of last year through the first six months of this year
      These cash balances include the fact that we paid $2mm in dividends during the first six months of FY2004

Annual Dividend

  As a reminder, our Board of Directors increased the annual dividend at the November 2003 meeting to $0.50 per share, payable at a quarterly rate of $0.125 per share
  Shareholders of record at January 30th, 2004 and April 30th, 2004 received a quarterly payment of $0.125 per share

Cash Balance

  The significant change in the amount of cash on the balance sheet compared to short-term investments is due to the company adopting a shorter average maturity date on our securities in order to help protect against interest rate changes

Accounts Receivable

  Our accounts receivable totals approximately 30.8mm
  Included in accounts receivable are billed receivables of about 19.2mm and unbilled receivables of about 11.6mm
  And as far as liabilities are concerned, there continues to be no long-term debt, which provides the company with significant liquidity and flexibility

Summary

  That’s my overview of Q2
  I will turn it back to Gary and let him give his thoughts, and then we will open it up to questions

Gary Yancey, President and CEO

Overview

  About the only thoughts I have are the marketplace, obviously, is not limited
    And we don’t believe it will be limited for quite some time for companies such as ours that are an asset to the U.S. government in gathering intelligence
  The key issue will be keeping our structure as — as we have to grow rapidly keeping our structure such that we can perform adequately on all of our programs and meet our commitments
    To date we have been able to do that, it's been quite a challenge
    It will be a challenge for us, a continuing challenge probably in the next couple of years to come
    And yet we think we have processes in place and adequate structure that we can meet that challenge
  So with that, I think I will open it up then for question

QUESTION AND ANSWER SECTION

Analyst: Steve Levenson - Advest

Question — Stephen Levenson: Good afternoon, Gary and Jim.

Answer: Hi, Steve.

Question — Stephen Levenson: I think everybody is pretty pleasantly surprised at the revenue number here and I am curious, first of all, as to what the mix was between development work and product work and how much of the 28mm of orders were rapid turnaround orders, if you could let us know please?

Answer — James Doyle: Sure. The mix — the cost reimbursable type revenue, Steve, was roughly 76% and then 24% on a firm fixed price basis. The breakout between engineering work and operations work on the revenue side, this is all for second quarter, is 77% engineering and 23% ops. On the order side for Q2, the engineering percentage, we had about 89% of our new orders were in engineering, and then on the operation side about 11% of new orders were from operations, for products.

Answer — Gary Yancey: When we — yeah, exactly, when we say from operations we really mean the product orders or product sales, whichever we are referring to.

Question — Stephen Levenson: Okay, thank you. I know you've got a pretty substantial list of people you are trying to hire, I guess more than 60 right now. What do you think the prospects are for actually getting them in and can you tell us how many people you've hired in H1 and Q2 specifically please?

Answer — Gary Yancey: Yeah, we are getting a good flow of applicants with good technical qualifications, essentially all of the hiring right now is technical staff. We will be turning that a bit more probably for more administrative staff because we’ve definitely grown into and perhaps slightly beyond our cost structure now and when that will catch up with this, but it's all technical staff, the real demand and we've got a good applicant flow basically at all of our offices. We’ve said in times past that our East Coast offices were under the most pressure, but we still had pretty good luck there, but get into the interesting issue of security clearances at times and as I stated in the press release, we’ve been able to pretty well parse our programs to where we can bring out unclassified pieces for people to work on and while they are waiting to get security clearances. So, unless the economy suddenly really turns around on us, I think we have good prospects for quite a bit of time to come to keep meeting our hiring requirements. In terms of the number hired to -date, I think Jim has the number here.

Answer — James Doyle: Yeah, hired to-date, Steve, since the beginning of the fiscal, since the beginning of our FY, we’ve had 65 new hires was the net amount because we had a few people leave, so the net was 65 new hires. We are currently at a staff size of about 480 employees and anticipate being over 530 employees by the end of this FY.

Question — Stephen Levenson: Okay. And I’ll ask one other question and turn it over, but in the past you’ve said you are comfortable with 20-25% revenue growth. Obviously, these are some pretty substantial numbers in excess of that figure. Do you think — I mean, what’s the sustainable level do you think you can do for the next year or two? Obviously there is a lot for the government to purchase during that time period?

Answer — Gary Yancey: Well, it does make us comfortable with 20% to 25%. You know, it will come back to — as we are looking out into the future, we would still — we would still say the comfort factor is in that 20% to 25% range because we still think there is a bit of surge right now in requirements, but we believe that kind of growth is going to be there from the marketplace side and of course we — that will still be implying a fair amount of growth in staff, so we have to meet our side of it as well, but we are comfortable with those numbers. We probably wouldn’t — looking year — couple of three years out I don't think we would change our remarks on that. We’d probably still stay in that 20% to 25% range.

Question — Stephen Levenson: Thanks very much.

Answer: Thank you Steve.

Analyst: Jeff Schreiner - MS Capital Management

Question — Jeffrey Schreiner: Good afternoon Jim. Good afternoon Gary. Gary you just talked about cost of staffing, you possibly got a little ahead of schedule or ahead of budget, let's say where you want it to be. I was just wondering as a percentage of sales, would G&A be able to remain at these levels that we saw in Q2 for the remainder of this FY 2004?

Answer — Gary Yancey: It probably will not because that was actually what I was referring to Jeff that when you have rapid growth like this and the company has experienced this throughout its history at different times, we typically will run a bit ahead of our — of the appropriate operating structure, would be the way I would say it, before it gets obvious that we need to beef up some of our administrative functions and so we are seeing that a bit right now and I think there will a little bit of catching up there to where the G&A won't be as low as this. As you know we actually project a long-term model of more like 14.5% G&A and when we get into these areas of rapid growth when we haven’t been coming into a cost structure that was out of proportion and we’re not out then typically it will run a little lower as we are catching up but I still think that’s a good long term model to use.

Question — Jeffrey Schreiner: Okay. And would you say Gary that orders have continued at similar levels, maybe that you saw in Q2 through May?

Answer — Gary Yancey: I didn’t catch the whole question.

Question — Jeffrey Schreiner: Oh, just wondered if the order levels in terms of the strong order levels that you saw in Q2 2004 if you’ve seen that continue on through as we progressed in to May?

Answer — James Doyle: The answer is yes Jeff. In the month of May we haven’t received $29mm in orders but it’s a rate that for the month of May that is comparable to the total amount achieved in second quarter.

Question — Jeffrey Schreiner: Right. Okay. One last question. I thank you for your time gentlemen. It seemed CapEx is a little bit slightly higher than normal, was that due to the increase in revenues and possible need to upgrade certain equipment to meet order demand?

Answer — James Doyle: Well there was a little bit of that. The CapEx spending that we’re doing is mainly on computer equipment and test equipment and it is pretty much to meet the demands of our programs.

Question — Jeffrey Schreiner: Okay. Thank you gentlemen. Great quarter.

Answer: Thank you Jeff.

Analyst: Jay Meier - MJSK Equity Research

Question — Jay Meier: Thanks. Hi guys great quarter.

Answer — Gary Yancey: Thanks Jay.

Answer — James Doyle: Hi Jay.

Question — Jay Meier: Couple of questions. Briefly, did you say what your backlog was currently?

Answer — James Doyle: At the end of Q2 Jay it is approximately 114mm.

Question — Jay Meier: Okay. And can you quantify at all the relationship between — I think somebody alluded to this little earlier but I’m not sure you answered the question. Can you quantify any relationship between bookings or orders during a quarter and sequential revenues or near — or revenues in near term quarters?

Answer — Gary Yancey: Well, you can't do it just by looking at the numbers, you cannot just by looking at the numbers, Jay, only because you have to look at the make up of the orders and how rapid a turn they are. The product orders, and Jim gave you an idea of the percentages and this hold for the orders right now, the product orders are the ones that can be a quick turn and even some times the subsequent quarter, especially because we will inventory some of the materials and subcomponents of the products and so if you look at it right now we’re still running kind of the same mix of maybe 30% or so of our orders are product orders probably.

Answer — James Doyle: Well product orders were a little lower here, about 11%.

Answer — Gary Yancey: Okay, so it was only 11%. So most of that will then be orders that will be creating backlog to be creating revenue over roughly a 12-18 month period and so you don’t typically see just because there is a big pick up in the bookings that it won't mean immediately a rapid revenue increase in subsequent near term quarters.

Question — Jay Meier: Okay. I understand. And finally can you add any color at all to the contract modification that you’ve mentioned in the press release?

Answer — Gary Yancey: How about pink?

Question — Jay Meier: [laughter] Well can you help us understand a little bit more about what that is and --

Answer — Gary Yancey: Okay. That — we actually talked about that one before Jay, that’s the one large clandestine program that we have, It’s a multi-year program and the order had come in Q1 and it was an abnormally high order. That was really a definitazation of the contract. We had that — we were under contract for that program throughout 2003 and it was generating revenue and income during that time, but it had not been definitized, just the final value. We really expected that to happen in Q4 of 2003 and instead it happened in Q1 of this year and it is multi-year, but it'd already been contributing at a pretty consistent rate. And we actually addressed that in our SEC filings that this is on the order of 20% of our revenue on a yearly basis.

Question — Jay Meier: Okay. And very quickly, the seasonality or any seasonality to your revenue streams would follow federal spending, I suppose, the traditional fall purge, if you will?

Answer — Gary Yancey: Typically we will see an uptick in the — our fourth quarter as a result of that purge and it usually manifest itself in a larger percentage of our orders being product orders and again then, that can turn to revenue a bit faster. So we’ll typically see the uptick in our fourth quarter.

Question — Jay Meier: Okay. Thank you very much. Great quarter.

Answer: Thank you, Jay.

Analyst: John Bucher - Harris Nesbitt

Question — John Bucher: This is John Bucher, Harris Nesbitt. Gary, you mentioned 11% revenues were standard product revenues and I was just wondering as you look forward do you think there is a chance that that mix will change?

Answer — James Doyle: John, this is Jim. Let me help you with that. On the revenue side, it was 23% of the revenue was from operations — from product sales in Q2; the new orders in Q2 11% was…

Question — John Bucher: Okay, I knew you mentioned earlier it was 1/4 — 3/4 split between cost plus and firm fixed price?

Answer — James Doyle: Correct.

Question — John Bucher: And firm fixed price as of — those are all synonymous with standard product revenues then?

Answer — James Doyle: Yes.

Question — John Bucher: Any chance of that that mix shift changing much over time?

Answer — Gary Yancey: Well, not probably this year, we anticipate with this much development going on — at least our history has shown with this much development going on that in out years and perhaps start seeing a little bit of shift even next year and more so in 2006 that that will result in subsequent additional product orders and shift that mix some, but we are not — with the visibility we have right now, we are not projecting much of a shift throughout this year in that mix.

Question — John Bucher: You guys are always a little bit oblique with respect to, you know, some of the sources of the upside you are seeing there and your release refers to the emphasis by the government on intelligence. Are you also seeing an increase in some of the tactical exposure that you have got, in particular some of the special operations, manpack radios and perhaps some of the tactical UAV programs?

Answer — Gary Yancey: Right. The oblique answer would be, that’s gathering intelligence as well. We lump it all together when we say that, John. Yes, it is some special operations forces and some of the more tactical missions that are going on. My belief is that in today's political situation — worldwide situation or you might say in today's war, it's very hard to talk about strategic vs. tactical if you think about it. But, you know, every time a new issue arises, they immediately need to be assessing the situation, gathering intelligence and so when we talk about it and lump it under one phrase of just, you know, the emphasis on intelligence, we're really lumping in both sustained or strategic intelligence gathering as well as tactical.

Question — John Bucher: And so, you saw upside there revenue-wise for this last quarter in both the tactical as well as some of the national intelligence related programs?

Answer — Gary Yancey: Absolutely, in fact, to my surprise still more of an upside on the national than the tactical side, but I think that still, some of that is just timing of contractual agreements with some of the military groups that we were finding that that process is longer than it is on the national side.

Question — John Bucher: One final question. Is it your sense, Gary, that the definition of requirements is just now starting to flow through to where they can articulate what it is that — the government can articulate what it is that's needed and that, you know, you — that they are through the major hump in that or do you see that as an ongoing process still continuing?

Answer — Gary Yancey: Well, interestingly, I am not convinced it was the lack of definition of requirements that slowed the process after 9/11 as much as where the emphasis on administration had to be, and I mean the administrative process of the Department of Defense, and there the emphasis early on had to be on gearing up for a war and starting a war and maintaining a war. And I think what it has allowed organizations at higher levels now to do is to now figure out how to administer some of their contractual relationship to meet these requirements. The requirements, because of telecommunications technology, are constantly advancing and because of the new issues arising around the world -- the new requirements are consistently coming in, but I think they can pretty well set those requirements fairly fast, it's really a matter then of administrating the ordering process, if you like, to get those flowed to industry.

Question — John Bucher: Thank you very much.

Answer — Gary Yancey: Thank you, John.

Analyst: Tim Hasara - Kennedy Capital

Question — Timothy Hasara: My questions have been answered. Thank you.

Analyst: Steve Gish - Roth Capital Partners

Question — Steven Gish: Hi Gary, hi Jim.

Answer — James Doyle: Hi Steve.

Question — Steven Gish: Jim, could you maybe address the R&D line, it was at 3.4mm this quarter, so it jumped up quite bit from the January quarter; do you expect to see that similar type level for Q3 and Q4?

Answer — James Doyle: Yes. We were off to a slow start at the beginning of the FY. We have been increasing our staff, so we have been able to put more people on our R&D spending, plus we have done some outsourcing of that; that was one thing that we were trying to do this FY where we were trying to get other companies to help us and we work with them, and we are — we have been somewhat successful at that, so we are getting some increase in R&D spending as a result of all that, but yes, we think that R&D spending is going to be up there more in the range of about 10% of revenues.

Question — Steven Gish: Okay and just for clarification. You said on the revenue mix this quarter about 23% of that was product sales?

Answer — James Doyle: Yes.

Question — Steven Gish: And the remainder was engineering work cost reimbursement?

Answer — James Doyle: Excuse me. Yes.

Question — Steven Gish: Okay. And then, you know, Gary you talked about being comfortable with a sustainable revenue growth rate of 20% to 25%, what about more in the near term could we — would it be realistic for us to expect to see a similar quarter for Q3 like what we saw this quarter in terms of revenue?

Answer — Gary Yancey: Yes, yeah I think so.

Question — Steven Gish: Okay, thank you.

Analyst: Kevin Dede - Merriman

Question — Kevin Dede: Kevin Dede. Guys, great job on the quarter.

Answer — Gary Yancey: Thanks Kevin.

Question — Kevin Dede: Would mind, Gary, giving us an update on the Focus down select and ACS vis-à-vis Guardrail? Where are some of your key projects in terms of their development?

Answer — Gary Yancey: Yeah, the Focus down select will still be occurring — as near as we know, I mean, the government hasn’t wavered from this occurring in Q1 2005 and we are still progressing with our demonstration work for that — for them to make their judgment on the down select. ACS, we just saw an announcement today from the Army that that has been postponed a number of months. We are not currently on an ACS team, although both teams are still observing a program we have with the Army, an airborne SIGINT program that we have with the Army, that will be meeting all of the technical requirements that ACS needs to meet, but it won't necessarily be the same architectural requirements and so, we feel that we still — irrespective of the ultimate selected winner on that program -- that there will be opportunity for us to perhaps come back in with the winning team. We also believe there is a very high probability that, that will be a long stretched program that may not come to operational fruition by 2009 as they expect and could be many years out, and we believe that there is an opportunity for the Army to reassess upgrading the capabilities of the Guardrails and of the airborne reconnaissance, Lows or ARLs, with a system more like we are developing and of course we want it to be the one we are developing for the current Army airborne program. So, we think that as long as we keep performing, and we have been on this major step that the company is taking to be the integrating contractor on this current airborne program, and we demonstrate next year the SIGINT capabilities that we’re developing, that we have a lot of opportunities prior to ACS and potentially opportunities with the ACS winner.

Question — Kevin Dede: Okay. So the current Guardrail project is where you hope to demonstrate your capabilities?

Answer — Gary Yancey: No. We will on the Guardrail project, but it’s riding along as a benefactor. We have a major Army airborne program, a $20mm program for the first aircraft where we’re the integrating contractor to do everything on the plane to make it a SIGINT airborne platform and that’s the one I was referring to that is due for delivery roughly a year from now, and when it proves out its capabilities we think that will cause the Army to rethink the process of upgrading all Guardrail aircraft with a similar capability which is what we’re doing right now with our Guardrail program, but it’s kind of running on the coat tails of the major Army program I was referring to.

Question — Kevin Dede: Okay that’s not model 365 or is that one of those things you can't tell me?

Answer — Gary Yancey: Well, it’s one of those things I can't tell you, and it’s not the model 365.

Question — Kevin Dede: Okay.

Answer — Gary Yancey: I think 635 is actually the model you're thinking of and no it’s not the model 635 and — there are things we can't — I mean I told you everything I could. We can't talk about exactly what the aircraft is and a few of those things but it is the major program for the company right now in the tactical airborne area.

Question — Kevin Dede: All right, well thanks for that Gary and Jim, could you just give me an update on what's going on with AP? Just saw a bit of a jump there and wondered.

Answer — James Doyle: What do you mean, Kevin?

Question — Kevin Dede: Accounts payable, sequential increase?

Answer — James Doyle: It’s just — one of the primary reasons is the outsourcing of work that we are doing, paying our vendors, paying our subcontractors, paying our — mainly paying our commitments, that’s the biggest uptick. As revenue has grown, that's grown consistent…

Question — Kevin Dede: Okay.

Answer — James Doyle: …with revenue growth.

Question — Kevin Dede: Thanks guys, keep up the good work.

Answer: Thanks, Kevin.

Analyst: Steve Levenson - Advest

Question — Stephen Levenson: Just a follow-up question in relation to that one about Guardrail and the Common Sensor. How does that affect the Navy side of it with the EP-3C or is there potential there for upgrades.

Answer — Gary Yancey: Well, you know, Steve, I think there could be. I almost threw that one in the pot as well. None of these things are budgeted. None of these are line items. As you know, the Navy had decided to partner with say, and we always laugh when we talk about two different military groups partnering, but to partner with the Army and go along with ACS for their upgrade of the EP-3, but in the meantime you do have the EP-3 program or you have planes flying and they don’t have the capabilities for SIGINT that they really need to solve their requirements, their current requirements and so we do believe that and Rivet Joint is another opportunity, an Air Force program, that once we have proven this capability, we now have a payload that could be put on aircraft if somebody else is the integrating contractor or we could sell payloads and we will have proven our ability to integrate if there are other opportunities to be the integrating contractor. There are other opportunities with the current customer for a number of platforms, but there could be opportunities beyond that or we might be a payload subsystem vendor to some of those other programs.

Question — Stephen Levenson: Thanks. And just one very last one. Oh no, you've answered it. Thanks very much.

Answer: Thank you, Steve.

Analyst: Jeff Schreiner - MS Capital Management

Question — Jeffrey Schreiner: Just a quick follow-up also gentlemen. I just was wondering if you can provide any information on how an outsourcing partnership — have you been able to find any partners and how might that be progressing in terms of redirecting some of the R&D spend that was talked about in the last conference call?

Answer — Gary Yancey: We probably outsourced three quarters of a million or so of our R&D and we had a goal of maybe 3-4mm and I don’t think we'll achieve that. In the mean time, we have because of the way we've been able to staff, we have been able to bring a bit more of the R&D in-house, which would be our typical model. That’s why as Jim says, we think we'll probably get close to 10% of revenue — R&D close to 10% revenue, but it won't be the mix that we had attempted this year with almost half of that being outsourced, there’ll probably be maybe barely a third of it be outsourced.

Question — Jeff Schreiner: Okay. Thank you very much.

Answer — Gary Yancey: Thank you.

Analyst: Gentlemen, there are no further questions at this time.

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